                                                    EXHIBIT 4(q)


    ----GOLDEN                             EXCLUDED FUNDS AND TRANSFER
  -------AMERICAN                           ENDORSEMENT
---------LIFE INSURANCE
  -------COMPANY

Golden American is a stock company domiciled in Delaware.
-------------------------------------------------------------------------------

On the Endorsement Effective Date, the provisions of the Contract to which this endorsement is attached are amended as follows. If no Endorsement Effective Date is shown, the Endorsement Effective Date is the same as the Contract Date. Where used in this Endorsement, the term Contract shall include any Certificate to which this Endorsement is attached. The terms used in this Endorsement shall be interpreted to apply only to the portion of the Contract values allocated to Excluded Funds.

When the Owner elects to invest in an Excluded Fund, as defined herein, components of the Death Benefit of the Contract that represent the portion of the Accumulation Value invested in Excluded Funds will be calculated in accordance with this endorsement. When an investment is made in an Excluded Fund, any guarantee of the Contract regarding a Death Benefit in excess of the Accumulation Value (except Cash Surrender Value) will not apply to amounts invested in Excluded Funds and may be permanently affected by such investment regardless of any future allocation of Accumulation Value.

DEATH BENEFIT
-------------

For each Death Benefit component described in the Contract, except Cash Surrender Value where applicable, the portion that represents Excluded Funds will equal the Accumulation Value allocated to Excluded Funds.

For purposes of allocating each such Death Benefit component between Excluded Funds and non-Excluded Funds, the following rules apply. For each component of Death Benefit described in the Contract, a corresponding Excluded Funds Death Benefit Base is maintained. Each Excluded Funds Death Benefit Base has the same definition as the Death Benefit component of the Contract with respect to premiums, credits, and withdrawals, except that it applies only to investment in Excluded Funds.

TRANSFERS
---------

Transfers from Excluded Funds to non-Excluded Funds will reduce all Death Benefit component(s) for Excluded Funds on a prorata basis. Except with respect to any Maximum Guaranteed Death Benefit, the resulting increase in each non-Excluded Funds Death Benefit Base will equal the lesser of the reduction in the Death Benefit component for Excluded Funds and the net Accumulation Value transferred. With respect to the Maximum Guaranteed Death Benefit, where applicable, the resulting increase in the non-Excluded Funds Maximum Guaranteed Death Benefit Base will equal the reduction in the Maximum Guaranteed Death Benefit for Excluded Funds.

Transfers from non-Excluded Funds to Excluded Funds will reduce each non-Excluded Funds Death Benefit Base on a prorata basis. The resulting increase in the Death Benefit component(s) for Excluded Funds will equal the reduction in non-Excluded Funds Death Benefit Base.

Adjustments for transfers involving Excluded Funds and Special Funds, where applicable, will be calculated separately from adjustments for transfers involving Excluded Funds and non-Special Funds. Special Funds, if any, are described in the Contract.

EXCLUDED FUNDS
--------------

Where used in this Endorsement, as of the Endorsement Date, Excluded Funds are as listed on the Schedule. We may add newly available divisions as Excluded Funds. We may also reclassify an existing division as a Excluded Fund or remove such designation upon 30 days notice to you. Such re-classification will apply to amounts transferred or otherwise added to such division after the date of change.

GA-RA-1073.doc

RESTRICTED FUNDS
----------------

Restricted Funds are subject to limits as to amount which may be invested or transferred into such divisions. The designation of a division as a Restricted Fund may be changed upon 30 days notice to the Owner with regard to future transfers and premium payments into such division. When a new division is made available it may be designated as a Restricted Fund. If so designated the rules regarding its restrictions will be sent to the Owner. Also listed below are the total Contract limits for Restricted Funds.

                              THRESHOLDS
             --------------------------------------------------
                    MAXIMUM
                ALLOCATION % OF     MAXIMUM
               ACCUMULATION VALUE   PREMIUM %       DOLLAR CAP
               ------------------   ---------       ----------

Contract Limits   [30%]            [99.999%]       [$9,999,999]


THRESHOLDS
----------

Each Restricted Fund has one or more thresholds at which point no further amounts may be allocated to that division. Compliance with a threshold is verified whenever there is a transaction initiated which is subject to such threshold (premium payments, transfers, withdrawals). A threshold is applied to the total Accumulation Value of each Restricted Fund. Thresholds may be changed by the Company for new premiums, transfers or withdrawals by Restricted Fund upon 30 day notice.

DOLLAR CAP
----------

The Dollar cap is the dollar amount at which no further
Accumulation Value may be added to Restricted Funds.

PREMIUM THRESHOLD
-----------------

The threshold for premium by Restricted Fund limits the amount of any premium which may be allocated to that division. Should a request for allocation to a Restricted Fund exceed the limit in effect for that division or for the Contract, any excess over that amount shall be allocated prorata to any non-Restricted Fund(s) in which the Contract is then invested. Should the Contract not be invested in other non-Restricted Funds, the excess will be invested in the Specially Designated Division, unless we receive written instructions to do otherwise. Premium allocations must also satisfy the Allocation Threshold.

ALLOCATION THRESHOLD
--------------------

Allocations into a Restricted Fund are limited to that amount such that the Accumulation Value in that Restricted Fund after such allocation does not exceed the threshold for that division and does not cause the Contract's total limit on allocation to Restricted Funds to be exceeded. If the amount of an allocation would cause either limit to be exceeded, the allocation will only be executed to the extent the lower limit would allow.

Allocations from a Restricted Fund will be allowed even if the amount remaining in the Restricted Fund after an allocation exceeds the Allocation Threshold. If a program of allocations over time is authorized by us, verification of the threshold will be performed at the initiation of such program. If such program is modified at a later date, a testing of thresholds will be done at that time.


GA-RA-1073.doc                         2

THRESHOLDS - EFFECT ON WITHDRAWALS
----------------------------------

If a withdrawal is requested while any Accumulation Value is allocated to Restricted Funds and the Allocation Threshold percentage is currently exceeded, the percentage for funds invested in Restricted Funds for the total Contract after taking into account the withdrawal may not be higher than prior to the withdrawal. Should the calculated effect of a withdrawal result in the total Contract threshold being exceeded, the excess portion of the withdrawal will be processed prorata from all variable divisions.

Systematic withdrawals, while the Contract has investments in Restricted Funds, if not withdrawn prorata from all divisions, shall be monitored annually to assure threshold compliance. Should the effect of such withdrawals cause a Restricted Fund to exceed its threshold, the divisions from which the withdrawals are processed may be adjusted to assure that the percentage of Accumulation Value in the Restricted Funds does not increase.

THRESHOLD PROCESSING
--------------------

For the purpose of calculating any thresholds, the values for the divisions will be determined using the prior day's closing index of investment experience.



All other provisions of the Contract to which this Endorsement is attached remain unchanged.



Endorsement Effective Date:




Signed: /s/ Barnett Chernow
       --------------------
          Barnett Chernow





GA-RA-1073.doc                         3